UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 16, 2006

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2006, Advanced Micro Devices, Inc. (the “Company”) and Dr. Hector de J. Ruiz, the Company’s Chairman of the Board of Directors and Chief Executive Officer entered into an amendment to the employment agreement (the “Amendment”) between the Company and Dr. Ruiz which amends the employment agreement with Dr. Ruiz dated January 31, 2002, as amended effective January 1, 2005 and as amended effective July 1, 2005 (the “Employment Agreement”). Pursuant to the Amendment, the Company will make a lump sum payment to Dr. Ruiz as soon as practicable following the effective date of the Amendment in exchange for his agreement to waive and release any claims to specified separation benefits relating to relocation in the future.

A copy of the Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of this agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 18, 2006, the Company’s Board of Directors approved a change to the Company’s fiscal year end to the last Saturday of December from the last Sunday of December. The change will be effective commencing in fiscal year 2007. Because the change in fiscal year end represents only one day, a report regarding the transition period is not required.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Employment Agreement and Waiver between Advanced Micro Devices, Inc. and Hector Ruiz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2006	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement and Waiver between Advanced Micro Devices, Inc. and Hector Ruiz.